Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-131841 on Form S-8 of our reports dated February 7, 2006 relating to the consolidated financial statements of NUCRYST Pharmaceuticals Corp. (which audit report expresses an unqualified opinion on the financial statements and includes separate paragraphs referring to the basis of presentation of the financial statements and our consideration of internal control over financial reporting and also includes a separate report titled Comments by Independent Registered Chartered Accountants for U.S. Readers on Canada — United States of America Reporting Differences referring to change in accounting principle that has been implemented in the financial statements) appearing in this Annual Report on Form 10-K of NUCRYST Pharmaceuticals Corp. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Edmonton, Alberta, Canada
March 21, 2006